Exhibit 99.2
RISK FACTORS
Invacare Corporation (“we”, “us”, or “our”) is filing information for the purposes of updating and superseding the risk factor disclosure contained in its prior public filings, including those previously set forth in Part I, Item IA, “Risk Factors” of its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2017.
Our business, operations and financial condition are subject to various risks and uncertainties. You should carefully consider the risks and uncertainties described below, together with all of the other information in our filings with the SEC, before making any investment decision with respect to our securities. The risks and uncertainties described below may not be the only ones we face. Additional risks and uncertainties not presently known by us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties occur, develop or worsen, our business, financial condition, results of operations and future growth prospects could change substantially.
We are subject to a consent decree of injunction ("consent decree") with the U.S. Food and Drug Administration (“FDA”), the effects of which have been, and continue to be, costly to us and could result in continued adverse consequences to our business.
The consent decree, which was filed as an exhibit to our Form 8-K filed on December 20, 2012, became effective December 21, 2012. The injunction limits our manufacture and distribution of power and manual wheelchairs, wheelchair components and wheelchair sub-assemblies at or from our Taylor Street manufacturing facility in Elyria, Ohio. The decree also temporarily limited design activities related to wheelchairs and power beds that take place at the impacted Elyria, Ohio facilities. However, we are entitled to continue to produce from the Taylor Street manufacturing facility certain medically necessary wheelchairs provided that documentation and record-keeping requirements are followed, as well as ongoing replacement, service and repair of products already in use, under terms delineated in the consent decree. In addition, we were able to fulfill purchase orders and quotes that were in our order fulfillment system prior to the effective date of the decree. Under the terms of the consent decree, in order to resume full operations at the impacted facilities, we must successfully complete a third-party expert certification audit and receive written notification from the FDA. The certification audit is comprised of three distinct reports. The first two of the three certification reports were completed and accepted by the FDA during 2013. In February 2016, the third-party expert issued its third certification report indicating substantial compliance with the FDA’s Quality System Regulation (QSR), and the report was submitted to the FDA. Similar to the first and second certification processes, FDA has responded to this report with clarifying questions to which we and the independent expert have responded.
In December 2015, FDA issued Form 483 observations following a 2015 inspection of approximately five months at the Corporate and Taylor Street facilities in Elyria, Ohio which included a review of our compliance with the terms of the consent decree and the matters covered by the first and second expert certification reports previously accepted in 2013 (the “December 2015 Form 483”). We have filed our responses to this Form 483 and continue to work on addressing FDA’s observations.
In June 2016, we received a letter from FDA in follow up to the December 2015 Form 483 and our subsequent responses. To satisfy FDA’s design control requirements, the FDA letter outlined additional steps we must take. In particular, FDA clarified its requirement for us to complete the remediation of certain design history files (DHFs) referenced in the December 2015 Form 483 and in the consent decree.

In April 2017, we received notification from FDA that it accepted the second certification report by the third-party expert relating to design control requirements, which permitted us to resume design activities at the Corporate and Taylor Street facilities.
Also in April 2017, we submitted our written report to FDA in accordance with paragraph 5(H) of the consent decree. The "5(H) Report" details our actions to correct findings from prior FDA and third-party expert inspections and to ensure that the quality system and controls at the Corporate and Taylor Street facilities have achieved and will sustain compliance with applicable FDA requirements.
As a result of receiving our 5(H) Report, FDA initiated inspection of the Corporate and Taylor Street facilities. We cannot predict the length of the inspection, nor any remaining work that may be needed to meet FDA's requirements for resuming full operations at the impacted facilities. We will not be able to resume full operations at the Corporate and Taylor Street facilities until the FDA issues written notice that it has found the facilities to be in compliance.
We cannot predict any remaining work that may be needed to meet the FDA's requirements, or the timing or potential response of the FDA's inspection and subsequent written notification. Significant delays in the FDA's inspection or written notification to resume operations, or any need to complete significant additional remediation as a result of the FDA inspection could have a material adverse effect on our business, financial condition, liquidity or results of operations.
After resumption of full operations, we must undergo five years of audits by a third-party expert auditor, who will issue reports to us and the FDA identifying whether the facilities are operated and administered in continuous compliance with FDA regulations and the consent decree. Under the consent decree, the FDA has the authority to inspect the Corporate and Taylor Street facilities at any time. The FDA also has the authority to order us to take a wide variety of remedial actions if the FDA finds that we are not in compliance with the consent decree or FDA regulations. The FDA also has authority under the consent decree to assess liquidated damages for any violations of the consent decree, FDA regulations or the federal Food, Drug and Cosmetic Act. Any such failure by us to comply with the consent decree or FDA regulations, or any need to complete significant remediation as a result of any such audits or inspections, or actions taken by the FDA as a result of any such failure to comply, could have a material adverse effect on our business, financial condition, liquidity or results of operations.
During the pendency of the consent decree negotiations in 2012, and during its effectiveness since December 21, 2012, we have experienced significant pressures on our net sales and operating results. See “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q. We expect to continue to experience pressure on net sales and profitability, particularly in the North America/HME and Asia/Pacific segments, until we have successfully completed the previously described FDA inspection and have received written notification from the FDA that we may resume full operations. Even after we receive the FDA notification, it is uncertain as to whether, or how quickly, we will be able to rebuild net sales and profitability to more typical historical levels, irrespective of market conditions. If we are unable to obtain FDA approval to resume full operations on a timely basis, we may be required to restructure our business strategy to rebuild profitability, and there can be no assurance that we would be successful in doing so.

Our failure to comply with medical device regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad could adversely affect our business.
Our medical devices are subject to extensive regulation in the United States by the FDA, and by similar governmental authorities in the foreign countries where we do business. The FDA regulates virtually all aspects of a medical device’s development, testing, manufacturing, labeling, promotion, distribution and marketing. In addition, we are required to file reports with the FDA if our products may have caused, or contributed to, a death or serious injury, or if they malfunction and would be likely to cause, or contribute to, a death or serious injury if the malfunction were to recur. In general, unless an exemption applies, our mobility and respiratory therapy products must receive a pre-market clearance from the FDA before they can be marketed in the United States. The FDA also regulates the export of medical devices to foreign countries. We cannot be assured that any of our devices, to the extent required, will be cleared by the FDA through the pre-market clearance process or that the FDA will provide export certificates that are necessary to export certain of our products. Export certificates are required for us to have our products registered for sale in certain foreign countries. In connection with the FDA warning letter received by our Sanford, Florida facility in December 2010 (see “Business - Legal Proceedings” in our Annual Report on Form 10-K), the FDA has refused to provide new export certificates for our products until the matters covered in the warning letter are resolved. Currently, we cannot obtain new certificates of export for Sanford, Florida facility products until the warning letter has been closed and for Taylor Street facility products until we have exited the injunctive phase of the consent decree. The inability to obtain export certificates for products produced at our Taylor Street or Sanford facilities has limited our ability to support new foreign markets with such products.
Additionally, we are required to obtain pre-market clearances to market modifications to our existing products or market our existing products for new indications. The FDA requires device manufacturers themselves to make and document a determination as to whether or not a modification requires a new clearance; however, the FDA can review and disagree with a manufacturer’s decision. We have applied for, and received, a number of pre-market clearances for modifications to marketed devices. We may not be successful in receiving clearances in the future or the FDA may not agree with our decisions not to seek clearances for any particular device modification. The FDA may require a clearance for any past or future modification or a new indication for our existing products. Such submissions may require the submission of additional data and may be time consuming and costly, and ultimately, may not be cleared by the FDA.
If we are required by the FDA to obtain pre-market clearances for any modification to a previously cleared device, we may be required to cease manufacturing and marketing the modified device or to recall the modified device until we obtain FDA clearance, and we may be subject to significant regulatory fines or penalties. In addition, the FDA may not clear these submissions in a timely manner, if at all. The FDA also may change its policies, adopt additional regulations or revise existing regulations, each of which could prevent or delay pre-market clearance of our devices, or could impact our ability to market a device that was previously cleared. Any of the foregoing could adversely affect our business.
Our failure to comply with the regulatory requirements of the FDA and other applicable U.S. regulatory requirements may subject us to administrative or judicially imposed sanctions. These sanctions include warning letters, civil penalties, criminal penalties, injunctions, consent decrees, product seizure or detention, product recalls and total or partial suspension of production.

As part of its regulatory function, the FDA routinely inspects the sites of medical device companies, and from 2010 through 2016, the FDA inspected certain of our facilities. In December 2012, we and the FDA agreed to a consent decree of injunction affecting our Corporate facility and our Taylor Street manufacturing facility in Elyria, Ohio. See the previous Risk Factor regarding the FDA consent decree. In December 2015, the FDA issued Form 483 observations following a 2015 inspection of approximately five months at the Corporate and Taylor Street facilities in Elyria, Ohio which included a review of our compliance with terms of the consent decree and the matters covered by the first and second expert certification reports previously accepted in 2013. The FDA’s inspection included a review of our compliance with terms of the consent decree, and the matters covered by the first and second expert certification reports previously reviewed and accepted in 2013. We have timely responded to the FDA's inspectional findings and intend to incorporate the FDA’s observations into our ongoing quality system improvements. In June 2016, we received a letter from FDA in follow up to the Form 483 related to FDA's 2015 inspection of the Corporate and Taylor Street facilities and our subsequent responses, in which FDA clarified its requirements for us to complete remediation of certain DHFs before we could resume design of any new Taylor Street wheelchair devices or proceed further with the third expert certification report process. In addition, in December 2010, we received a warning letter from the FDA related to quality system processes and procedures at our Sanford, Florida facility. In October 2014, the FDA conducted an inspection at the Sanford facility and, at the conclusion, issued its Form 483 observations. We are executing a comprehensive quality systems remediation plan that is intended to address all of the FDA’s concerns regarding the Sanford facility in the warning letter and Form 483. In January 2014, the FDA conducted inspections at our manufacturing facility in Suzhou, China and at our electronic components subsidiary in Christchurch, New Zealand, covering quality systems and current Good Manufacturing Practice regulations. In August 2014, the FDA inspected Alber GmbH in Albstadt, Germany. The FDA issued its inspectional observations on Form 483 to us after these inspections, and we submitted our responses to the agency in a timely manner. In October 2014, FDA conducted an inspection at the Sanford facility and, at the conclusion, issued its Form 483 observations. In July 2016, FDA inspected Motion Concepts L.P. in Concord, Ontario, Canada and issued its inspectional observations on Form 483. We have timely filed our responses to these Forms 483 with FDA and continue to work on addressing FDA's observations. However, the results of regulatory claims, proceedings or investigations are difficult to predict. An unfavorable resolution or outcome of the FDA warning letter or the Form 483 observations, or any other matter that may arise out of any FDA inspection of our sites, could materially and adversely affect our business, financial condition, liquidity and results of operations.
In many of the foreign countries in which we manufacture or market our products, we are subject to extensive medical device regulations that are similar to those of the FDA, including those in Europe. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the 27 member states of the European Union, as well as Iceland, Liechtenstein and Norway. Only medical devices that comply with certain conformity requirements of the Medical Device Directive are allowed to be marketed within the European Economic Area. In addition, the national health or social security organizations of certain foreign countries, including those outside Europe, require our products to be qualified before they can be marketed in those countries. Failure to receive, or delays in the receipt of, relevant foreign qualifications in the European Economic Area or other foreign countries could have a material adverse effect on our business.

Being in the health care industry, we are subject to extensive government regulation, and if we fail to comply with applicable health care laws or regulations, we could suffer severe civil or criminal sanctions or may be required to make significant changes to our operations that could have a material adverse effect on our results of operations.
We sell our products principally to medical equipment and home health care providers who resell or rent those products to consumers. Many of those providers (our customers) are reimbursed by third-party payors, including Medicare and Medicaid, for our products sold to their customers and patients. The U.S. federal government and the governments in the states and other countries in which we operate regulate many aspects of our business and the business of our customers. As a part of the health care industry, we and our customers are subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, invoicing, documenting and other practices of health care suppliers and manufacturers are all subject to government scrutiny. Government agencies periodically open investigations and obtain information from health care suppliers and manufacturers pursuant to the legal process. Violations of law or regulations can result in severe administrative, civil and criminal penalties and sanctions, including disqualification from Medicare and other reimbursement programs, which could have a material adverse effect on our business. While we have established numerous policies and procedures to address compliance with these laws and regulations, there can be no assurance that our efforts will be effective to prevent a material adverse effect on our business from noncompliance issues. For example, as discussed in the preceding Risk Factors, we are subject to a FDA consent decree affecting our Corporate facility and Taylor Street manufacturing facility in Elyria, Ohio and subject to a FDA warning letter related to our Sanford, Florida facility.
Health care is an area of rapid regulatory change. Changes in the law and new interpretations of existing laws may affect permissible activities, the costs associated with doing business, and reimbursement amounts paid by federal, state and other third-party payors, all of which may affect us and our customers. We cannot predict the future of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or possible changes in health care policies in any country in which we conduct business. Future legislation and regulatory changes could have a material adverse effect on our business.
If our business transformation efforts are ineffective, our strategic goals, business plans, financial performance or liquidity could be negatively impacted.
We are in the midst of a multi-year turnaround strategy intended to substantially transform our business and re-orient our resources to a more clinically complex mix of products and solutions. To date, this strategy has included actions to re-orient the company’s North American commercial team, restart the company’s innovation pipeline, shift its product mix, develop and expand our talent, and strengthen our balance sheet. As part of these actions, we have increased the size of our salesforce and support in North America, invested in product development, discontinued a significant amount of non-core product, and issued convertible debt. The strategy also will include steps to realign infrastructure and processes, such as restructuring actions, intended to drive efficiency and reduce costs.
We may not be successful in achieving the full long-term growth and profitability, operating efficiencies and cost reductions, and other benefits expected from these efforts. We also may experience business disruptions associated with these activities. Further, the benefits of the strategy, if realized, may be realized later than expected, the costs of implementing the strategy may be greater than anticipated, and we may lack adequate cash or capital to complete the transformation. If these measures are not successful, we may undertake additional transformation efforts, which could result in future expenses. If our business transformation efforts prove ineffective, our ability to achieve our strategic goals and business plans, and our financial performance, may be materially adversely affected.
If our business transformation efforts prove ineffective and we continue to experience negative cash flows and losses, we may require additional financing. Under these circumstances, such financing may be difficult or expensive to obtain and we can make no assurances that it would be available on terms acceptable to us, if at all.
Our products are subject to recalls, which could be costly and harm our reputation and business.
We are subject to ongoing medical device reporting regulations that require us to report to the FDA or similar governmental authorities in other countries if our products cause, or contribute to, death or serious injury, or if they malfunction and would be likely to cause, or contribute to, death or serious injury if the malfunction were to recur. In light of a deficiency, defect in design or manufacturing or defect in labeling, we may voluntarily elect to recall or correct our products. In addition, the FDA and similar governmental authorities in other countries could force us to do a field correction or recall our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall or field correction by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall or field correction could divert managerial and financial resources and could harm our reputation with our customers, product users and the health care professionals that use, prescribe and recommend our products. We could have product recalls or field actions that result in significant costs to us in the future, and these actions could have a material adverse effect on our business. We will continue to review the adequacy of our recall accruals as the recalls progress, as our warranty reserves are subject to adjustment in future periods as new developments can impact our estimate of the cost of these matters.
Changes in government and other third-party payor reimbursement levels and practices have negatively impacted and could continue to negatively impact our revenues and profitability.
Our products are sold primarily through a network of medical equipment and home health care providers, extended care facilities and other providers. In addition, we sell directly to various government providers throughout the world. Many of these providers (our customers) are reimbursed for the products and services provided to their customers and patients by third-party payors, such as government programs, including Medicare and Medicaid, private insurance plans and managed care programs. Most of these programs set maximum reimbursement levels for some of the products sold by us in the United States and abroad. If third-party payors deny coverage, make the reimbursement process or documentation requirements more uncertain or further reduce their current levels of reimbursement (i.e., beyond the reductions described below), or if our costs of production do not decrease to keep pace with decreases in reimbursement levels, we may be unable to sell the affected product(s) through our distribution channels on a profitable basis.
Reduced government reimbursement levels and changes in reimbursement policies have in the past added, and could continue to add, significant pressure to our revenues and profitability. For example, in 100 metropolitan areas, the Centers for Medicare and Medicaid Services (CMS) introduced a National Competitive Bidding program (NCB) which set new, lower payment rates for medical equipment and supplies. Round one of NCB for nine metropolitan areas in the U.S. went into effect in January 2011. The reimbursement rates for nine product categories were reduced by an average of 32 percent in these nine metropolitan areas. Effective July 2013, CMS commenced round two of the NCB program, which was expanded to include an additional 91 metropolitan areas. In January 2016, CMS began the deployment of NCB rates to the remainder of the Medicare population that had not yet been impacted by the program, primarily to rural areas. CMS has divided the United States into eight regions and applied the average reimbursement reduction per NCB product category in each region from Round 1 and Round 2 to the rural providers in those eight regions. Fifty percent of the reimbursement reduction became effective in January 2016. The remaining half of the reduction was applied in July 2016, although in December 2016 Congress retroactively delayed that payment cut until January 1, 2017. CMS announced that the NCB program has resulted in $202.1 million in savings in its first year of implementation in the nine metropolitan areas with significant savings primarily in oxygen and oxygen supplies, mail-order diabetic supplies and standard power wheelchairs. The CMS Office of the Actuary estimates that this NCB program will save Medicare an estimated $25.8 billion, and beneficiaries an estimated $17.2 billion, over ten years.
Similar trends and concerns are occurring in state Medicaid programs. These recent changes to reimbursement policies, and any additional unfavorable reimbursement policies or budgetary cuts that may be adopted in the future, could adversely affect the demand for our products by customers who depend on reimbursement from the government-funded programs. The percentage of our overall sales that are dependent on Medicare or other insurance programs may increase as the portion of the U.S. population over age 65 continues to grow, making us more vulnerable to reimbursement level reductions by these organizations. Reduced government reimbursement levels also could result in reduced private payor reimbursement levels because some third-party payors index their reimbursement schedules to Medicare fee schedules. Reductions in reimbursement levels also may affect the profitability of our customers and ultimately force some customers without strong financial resources to become unable to pay their bills as they come due or go out of business. The reimbursement reductions may prove to be so dramatic that some of our customers may not be able to adapt quickly enough to survive. We are one of the industry’s largest creditors and an increase in bankruptcies or financial weakness in our customer base could have an adverse effect on our financial results.
Outside the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for home health care products. The ability of hospitals and other providers supported by such systems to purchase our products is dependent, in part, upon public budgetary constraints. Various countries have tightened reimbursement rates and other countries may follow. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline, which could adversely affect our net sales.
The impact of all the changes discussed above is uncertain and could have a material adverse effect on our business, financial condition, liquidity and results of operations.
The adoption of healthcare reform and other legislative developments in the United States may adversely affect our business, results of operations and/or financial condition.
The U.S. Affordable Care Act enacted in 2010 includes provisions intended to expand access to health insurance coverage, improve the quality and reduce the costs of healthcare over time. Specifically, as one means to pay for the costs of the Affordable Care Act, the law imposes a 2.3% sales-based excise tax on U.S. sales by manufacturers or importers of most medical devices. The excise tax is deductible by the manufacturer or importer on its federal income tax return. We have determined that most of our products are exempt from the tax based on the retail exemption provided in the Affordable Care Act as defined by the regulations. However, certain products that we sell for institutional use are subject to the excise tax.

Based on our interpretation of the regulations, the impact from the tax was immaterial for us in 2016, 2015 and 2014. However, the excise tax may increase our cost of doing business, particularly if the exemptions do not ultimately apply as we expect based on our interpretations of the regulations.
The Affordable Care Act and the programs implemented by the law may reduce reimbursements for our products may impact the demand for our products and may impact the prices at which we sell our products. In addition, various healthcare programs and regulations may be ultimately implemented at the federal or state level. Such changes could have a material adverse effect on our business, results of operations and/or financial condition.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, and the rules and regulations enacted thereunder by the SEC and the Commodity Futures Trading Commission (CFTC), institute a wide range of reforms, certain of which may impact us. Among other things, the Dodd-Frank Act contains significant corporate governance and executive compensation-related provisions that authorize or require the SEC to adopt additional rules and regulations in these areas, such as shareholder “say on pay” voting and proxy access. The Dodd-Frank Act also provides for new statutory and regulatory requirements for derivative transactions, including foreign exchange and interest rate hedging transactions, and new requirements will be implemented over time. We enter into foreign exchange contracts, interest rate swaps and foreign currency forward contracts from time to time to manage our exposure to commodity price risk, foreign currency exchange risk and interest rate risk. We do not enter into derivative transactions for speculative purposes. Any new statutory and regulatory requirements for derivative transactions could impact our ability to hedge or hedge in a cost-effective manner.
In addition, the Dodd-Frank Act contains provisions to improve transparency and accountability concerning the sourcing of “conflict minerals” from mines located in the conflict zones of the Democratic Republic of Congo (DRC) and its adjoining countries. The term “conflict minerals” currently encompasses tantalum, tin, tungsten (or their ores) and gold. Conflict minerals can be found in a vast array of products. This legislation requires manufacturers, such as us, to investigate and disclose their use of any conflict minerals originating in the DRC or adjoining countries in an annual filing with the SEC. It also implements guidelines to assist the manufacturer in preventing, by way of performing due diligence in its supply chain, any such sourcing from, or potentially financing or benefiting, armed groups in this area. As standards for the production of the annual conflict minerals report evolve, we may be required to undertake significant due diligence processes requiring considerable investments of human resources and finances in order to comply with the conflict minerals due diligence and disclosure requirements. If our suppliers are unable or unwilling to provide us with requested information and to take other steps to ensure that there is no financing or benefiting of armed groups in the DRC and there are no conflict minerals included in materials or components supplied to us, we may be forced to disclose in our SEC filings about the use of conflict minerals in our supply chain, which may expose us to reputational risks, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, we could be negatively impacted by any changes made to the either the Affordable Care Act or the Dodd-Frank Act by the new United States administration.
Our revenues and profits are subject to exchange rate and interest rate fluctuations that could adversely affect our results of operations or financial position.
Currency exchange rates are subject to fluctuation due to, among other things, changes in local, regional or global economic conditions, the imposition of currency exchange restrictions and unexpected changes in regulatory or taxation environments. The predominant currency used by our subsidiaries outside the United States to transact business is the functional currency used for each subsidiary. Through our international operations, we are exposed to foreign currency fluctuations, and changes in exchange rates can have a significant impact on net sales and elements of cost. We conduct a significant number of transactions in currencies other than the U.S. dollar. In addition, because certain of our costs and revenues are denominated in other currencies, in particular costs and revenues from our European operations, our results of operations are exposed to foreign exchange rate fluctuations as the financial results of those operations are translated from local currency into U.S. dollars upon consolidation. For example, the recent devaluation of the euro has had a negative impact on the translation of our European segment net income into U.S. dollars and the foreign currency impact of the Brexit referendum in the U.K. has had and is expected to have, a negative impact on acquisition of dollar and Euro denominated goods in the U.K. If other countries also exit the European Union, similar negative impacts may result.
We use foreign exchange forward contracts primarily to help reduce our exposure to transactional exchange rate risk. Despite our efforts to mitigate these risks, however, our revenues and profitability may be materially adversely affected by exchange rate fluctuations. We do not have any similar arrangements that mitigate our exposure to foreign exchange translation risk, and do not believe that any meaningful arrangement to do so is available to us.
We are also exposed to market risk through various financial instruments, including fixed rate and floating rate debt instruments. We do at times use interest rate swap contracts to mitigate our exposure to interest rate fluctuations, but those efforts may not adequately protect us from significant interest rate risks. Interest on some of our debt is based on the London Interbank Offered Rate (LIBOR), which is currently historically low. Increases in LIBOR could have a significant impact on our reported interest expense, to the extent that we have outstanding borrowings subject to LIBOR-based interest rates.
If our information technology systems fail, or if we experience an interruption in the operation of our information technology systems, then our business, financial condition and results of operations could be materially adversely affected.
We rely upon the capacity, reliability and security of our information technology, or IT, systems across all of our major business functions, including research and development, manufacturing, sales, financial and administrative functions. Since we are geographically diverse, have various business segments and have grown over the years through various acquisitions, we also have many disparate versions of IT systems across our organization. As a result of these disparate IT systems, some of which may no longer be supported by the hardware or software vendors, we face the challenge of supporting these older systems, implementing upgrades or migrating to new platforms when necessary and aggregating data that is timely and accurate. The failure of our information technology systems, whether resulting from the disparate or older versions of IT systems across our various segments, business functions or otherwise, our inability to successfully maintain, enhance and/or replace our information technology systems, or any compromise of the integrity or security of the data that is generated from information technology systems, or any shortcomings in our disaster recovery platforms, could adversely affect our results of operations, disrupt business and make us unable, or severely limit our ability to respond to customer demands. In addition, our information technology systems are vulnerable to damage or interruption from: earthquake, fire, flood and other natural disasters; employee or other theft; attacks by computer viruses, malware or hackers; power outages; and computer systems, internet, telecommunications or data network failure.

Any interruption of our information technology systems could result in decreased revenue, increased expenses, increased capital expenditures, customer dissatisfaction and potential lawsuits, any of which could have a material adverse effect on our results of operations, liquidity or financial condition.
The industry in which we operate is highly competitive and some of our competitors may have greater financial resources than we do, a more appropriate market strategy or better strategic execution.
The home medical equipment market is highly competitive and our products face significant competition from other well-established manufacturers. Reduced government reimbursement levels and changes in reimbursement policies, such as the National Competitive Bidding program implemented by CMS, may drive competitors, particularly those that have greater financial resources than ours to offer drastically reduced pricing terms in an effort to take market share from us or secure government acceptance of their products and pricing. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could have a material adverse effect on our results of operations. Our failure to recognize changing market demands or a failure to develop or execute a strategy to meet such changes could also result in a material adverse effect on our results of operations.
The consolidation of health care customers and our competitors could result in a loss of customers or in additional competitive pricing pressures.
Numerous initiatives and reforms instituted by legislators, regulators and third-party payors to reduce home medical equipment costs have resulted in a consolidation trend in the home medical equipment industry as well as among our customers, including home health care providers. In the past, some of our competitors, which may include distributors, have been lowering the purchase prices of their products in an effort to attract customers. This in turn has resulted in greater pricing pressures, including pressure to offer customers more competitive pricing terms, and the exclusion of certain suppliers from important market segments as group purchasing organizations, independent delivery networks and large single accounts continue to consolidate purchasing decisions for some of our customers. Further consolidation could result in a loss of customers, increased collectability risks, or increased competitive pricing pressures. In addition, as reimbursement pressures persist in the U.S. market, we are beginning to see some customers directly sourcing select lifestyle products to secure a low-cost advantage.
We maintain cash balances globally in various financial institutions.
While we monitor our accounts with financial institutions both domestically and internationally, recovery of funds cannot be assured in the event the financial institution would fail. In addition, we may be limited by foreign governments in the amount and timing of funds to be repatriated from foreign financial institutions. As a result, this could adversely impact our ability to fund normal operations, capital expenditures, or service debt, which could adversely affect our results.
We are subject to certain risks inherent in managing and operating businesses in many different foreign jurisdictions.
We have significant international operations, including operations in Australia, Canada, New Zealand, Mexico, Asia (primarily China) and Europe. There are risks inherent in operating and selling products internationally, including:

•	different regulatory environments and reimbursement systems;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign customers who may have longer payment cycles than customers in the United States;

•	fluctuations in foreign currency exchange rates;

•	tax rates in certain foreign countries that may exceed those in the United States and foreign earnings that may be subject to withholding requirements;

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the imposition of tariffs, exchange controls or other trade restrictions including transfer pricing restrictions when products produced in one country are sold to an affiliated entity in another country;

•	potential adverse changes in trade agreements between the United States and foreign countries, including the North America Free Trade Agreement (NAFTA) among the United States, Canada and Mexico;

•	potential adverse changes general economic and political conditions in countries where we operate or where end users of our products reside, or in their diplomatic relations with the United States;

•	government control of capital transactions, including the borrowing of funds for operations or the expatriation of cash;

•	potential adverse tax consequences, including those that may result from any new United States tax laws, rules, regulations or policies, such as possible border-adjusted taxes on imported goods;

•	security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where our facilities or assets are located;

•	difficulties associated with managing a large organization spread throughout various countries;

•	difficulties in enforcing intellectual property rights and weaker intellectual property rights protection in some countries;

•	required compliance with a variety of foreign laws and regulations; and

•	differing consumer product preferences.
The factors described above also could disrupt our product manufacturing and assembling operations or our key suppliers located outside of the United States, or increase the cost to us of conducting those operations or using those suppliers. For example, we increasingly rely on our manufacturing and sourcing operations in China and Mexico to produce our products. Disruptions in, or increased costs related to, our foreign operations, particularly those in China or Mexico, may impact our revenues and profitability.
We may be adversely affected by legal actions or regulatory proceedings.
In addition to the risks associated with the impact of the FDA consent decree, we may be subject to claims, litigation, governmental or regulatory investigations, or other liabilities as a result of injuries caused by allegedly defective products, or disputes arising out of acquisitions or dispositions we have completed or relating to our intellectual property. Any such claims or litigation against us, regardless of the merits, could result in substantial costs and could harm our business or our reputation.
The results of legal or regulatory actions or regulatory proceedings are difficult to predict and we cannot provide any assurance that an action or proceeding will not be commenced against us, or that we will prevail in any such action or proceeding. An unfavorable resolution of any legal action or proceeding could materially and adversely affect our business, results of operations, liquidity or financial condition or our reputation.
Product liability claims may harm our business, particularly if the number of claims increases significantly or our product liability insurance proves inadequate.
The manufacture and sale of medical devices and related products exposes us to a significant risk of product liability claims. From time to time, we have been, and currently are, subject to a number of product liability claims alleging that the use of our products has resulted in serious injury or even death.
Even if we are successful in defending against any liability claims, these claims could nevertheless distract our management, result in substantial costs, harm our reputation, adversely affect the sales of all our products and otherwise harm our business. If there is a significant increase in the number of product liability claims, our business could be adversely affected.
We are self-insured in North America for product liability exposures through our captive insurance company, Invatection Insurance Company, which currently has a policy year that runs from September 1 to August 31 and insures annual policy losses up to $10,000,000 per occurrence and $13,000,000 in the aggregate. We also have additional layers of external insurance coverage, related to all lines of insurance coverage, insuring up to $75,000,000 in aggregate losses per policy year arising from individual claims anywhere in the world that exceed the captive insurance company policy limits or the limits of our per country foreign liability limits, as applicable. There can be no assurance that our current insurance levels will continue to be adequate or available at affordable rates.
Product liability reserves are recorded for individual claims based upon historical experience, industry expertise and indications from the third-party actuary. Additional reserves, in excess of the specific individual case reserves, are provided for incurred but not reported claims based upon actuarial valuations at the time such valuations are conducted. Historical claims experience and other assumptions are taken into consideration to estimate the ultimate reserves. For example, the actuarial analysis assumes that historical loss experience is an indicator of future experience, that the distribution of exposures by geographic area and nature of operations for ongoing operations is expected to be very similar to historical operations with no dramatic changes and that the government indices used to trend losses and exposures are appropriate. Estimates made are adjusted on a regular basis and can be impacted by actual loss awards and settlements on claims. While actuarial analysis is used to help determine adequate reserves, we are responsible for the determination and recording of adequate reserves in accordance with accepted loss reserving standards and practices. If our reserves are not adequate to cover actual claims experience, our financial results could be adversely affected.
In addition, as a result of a product liability claim or if our products are alleged to be defective, we may have to recall some of our products, may have to incur significant costs or may suffer harm to our business reputation.

Decreased availability or increased costs of materials could increase our costs of producing our products.
We purchase raw materials, fabricated components, some finished goods and services from a variety of suppliers. Raw materials such as plastics, steel and aluminum are considered key raw materials. Where appropriate, we employ contracts with our suppliers, both domestic and international. From time to time, however, the prices, availability, or quality of these materials fluctuate due to global market demands or economic conditions, which could impair our ability to procure necessary materials, or increase the cost of these materials.
Inflationary and other increases in costs of these materials have occurred in the past and may recur from time to time. In addition, freight costs associated with shipping and receiving product and sales are impacted by fluctuations in the cost of oil and gas. A reduction in the supply or increase in the cost or change in quality of those materials could impact our ability to manufacture our products and could increase the cost of production. Additionally, we may not be able to increase the prices of our products due to competitive pricing pressure or other factors. As an example, inflation in China has in the past and may in the future increase costs and an appreciation of the Yuan or an increase in labor rates could have an unfavorable impact on the cost of key components and some finished goods. Demand in China and other developing countries for raw materials may result in increases in the cost of key commodities and could have a negative impact on our profits if these increases cannot be passed onto our customers.
Lower cost imports could negatively impact our profitability.
Competition from lower cost imports sourced from low cost countries, such as countries in Asia, may negatively impact our sales volumes. In the past, competition from certain of these products has caused us to lower our prices, cutting into our profit margins and reducing our overall profitability.
Our success depends on our ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs.
We sell products to customers primarily in markets that are characterized by technological change, product innovation and evolving industry standards, yet in which product price is increasingly a primary consideration in customers’ purchasing decisions. We historically have been engaged in product development and improvement programs. However, beginning in 2012 as a result of the FDA consent decree, which is described in our Annual Report on Form 10-K, our engineering resources had been focused primarily on quality remediation and not on the design of new products. In April 2017, we received the FDA's approval to resume design activities at the impacted Elyria facilities.
We must continue to design and improve innovative products, effectively distribute and achieve market acceptance of those products, and reduce the costs of producing our products, in order to compete successfully with our competitors. If competitors’ product development capabilities become more effective than our product development capabilities, if competitors’ new or improved products are accepted by the market before our products or if competitors can produce products at a lower cost and thus offer products for sale at a lower price, our business, financial condition and results of operation could be adversely affected.

Our business strategy relies on certain assumptions concerning demographic trends that impact the market for our products. If these assumptions prove to be incorrect, demand for our products may be lower than expected.
Our ability to achieve our business objectives is subject to a variety of factors, including the relative increase in the aging of the general population. We believe that these trends will increase the need for our products. The projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by health care professionals and patients prove to be incorrect or do not materialize. If our assumptions regarding these factors prove to be incorrect, we may not be able to successfully implement our business strategy, which could adversely affect our results of operations. In addition, the perceived benefits of these trends may be offset by competitive or business factors, such as the introduction of new products by our competitors or the emergence of other countervailing trends, including lower reimbursement and pricing.
The terms of our debt facilities and financing arrangements may limit our flexibility in operating our business.
We have outstanding $150,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2021 and are a party to an Amended and Restated Credit Agreement that provides for asset-based lending senior secured revolving credit facilities which mature in January 2021. The credit agreement provides us and certain of our U.S., Canadian, U.K. and French subsidiaries with the ability to borrow under senior secured revolving credit, letter of credit and swing line loan facilities. The aggregate borrowing availability under the credit facilities is determined based on borrowing base formulas set forth in the credit agreement. The credit facilities are secured by substantially all of our domestic and Canadian assets, other than real estate, and by substantially all of the personal property assets of our U.K. subsidiaries and all of the receivables of our French subsidiaries. The credit agreement contains customary default provisions, with certain grace periods and exceptions, that include, among other things, failure to pay amounts due, breach of covenants, representations or warranties, bankruptcy, the occurrence of a material adverse effect, exclusion from any medical reimbursement program, and an interruption of any material manufacturing facilities for more than ten consecutive days.
The restrictive terms of our credit agreement may limit our ability to conduct and expand our business and pursue our business strategies. Our ability to comply with the provisions of our credit agreements can be affected by events beyond our control, including changes in general economic and business conditions, or by government enforcement actions, such as, for example, adverse impacts from the FDA consent decree of injunction. If we are unable to comply with the provisions in the credit agreement, it could result in a default which could trigger acceleration of, or the right to accelerate, the related debt. Because of cross-default provisions in our agreements and instruments governing certain of our indebtedness, a default under the credit agreement could result in a default under, and the acceleration of, certain other of our indebtedness. In addition, our lenders would be entitled to proceed against the collateral securing the indebtedness.
Our ability to meet our liquidity needs will depend on many factors, including the operating performance of the business, our ability to successfully complete the FDA inspection contemplated under the consent decree and to obtain receipt of the written notification from the FDA permitting us to resume full operations, as well as our continued compliance with the covenants under our credit agreement. Notwithstanding our expectations, if our operating results decline more than we currently anticipate, or if we are unable to successfully complete the FDA inspection, we may be unable to comply with the financial covenants, and our lenders could demand repayment of the amounts outstanding under our credit facility.
We also have an agreement with De Lage Landen, Inc. (“DLL”), a third party financing company, to provide financing to our customers. Either party could terminate this agreement with 180 days' notice or 90 days' notice by DLL upon the occurrence of certain events. Should this agreement be terminated, our borrowing needs under the credit agreement could increase.
Our capital expenditures could be higher than anticipated.
Unanticipated maintenance issues, changes in government regulations or significant investments in technology and new product development could result in higher than anticipated capital expenditures, which could impact our debt, interest expense and cash flows.
Our operating results and financial condition could be adversely affected if we become involved in litigation regarding our patents or other intellectual property rights.
Litigation involving patents and other intellectual property rights is common in our industry, and other companies within our industry have used intellectual property litigation in an attempt to gain a competitive advantage. We in the past have been, and in the future may become, a party to lawsuits involving patents or other intellectual property. If we were to receive an adverse judgment in any such proceeding, a court or a similar foreign governing body could invalidate or render unenforceable our owned or licensed patents, require us to pay significant damages, seek licenses and/or pay ongoing royalties to third parties, require us to redesign our products, or prevent us from manufacturing, using or selling our products, any of which could have an adverse effect on our results of operations and financial condition. We in the past have brought, and may in the future also bring, actions against third parties for infringement, misappropriation or other violation of our intellectual property rights. We may not succeed in these actions. Intellectual property lawsuits, proceedings before the U.S. Patent and Trademark Office or its foreign equivalents and related legal and administrative proceedings are both costly and time consuming. Protracted litigation to defend or enforce our intellectual property rights could seriously detract from the time our management would otherwise devote to running our business. Intellectual property litigation relating to our products could cause our customers or potential customers to defer or limit their purchase or use of the affected products until resolution of the litigation.
If we are unable to protect our intellectual property rights or resolve successfully claims of infringement brought against us, our product sales and business could be affected adversely.
Our business depends in part on our ability to establish, protect, safeguard and enforce our intellectual property and contractual rights and to defend against any claims of infringement, both of which involve complex legal, factual and marketplace uncertainties. We rely on a combination of patent, trade secret, copyright and trademark law and security measures to protect our intellectual property, but effective intellectual property protection may not be available in all places that we sell our products or services, particularly in certain foreign jurisdictions, and patents provide protection for finite time periods. In addition, we use nondisclosure, confidentiality agreements and invention assignment agreements with many of our employees, and nondisclosure and confidentiality agreements with certain third parties, in an effort to help protect our proprietary technology and know-how. If these agreements are breached or our intellectual property is otherwise infringed, misappropriated or violated, we may have to rely on litigation to enforce our intellectual property rights. If any of these measures are unsuccessful in protecting our intellectual property, our business may be affected adversely.

In addition, we may face claims of infringement, misappropriation or other violation of third parties’ intellectual property that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. In the event that a claim of infringement, misappropriation or other violation against us is successful, we may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that we were using, or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. If we are unable to obtain licenses on reasonable terms, we may be forced to cease selling or using the products that incorporate the challenged intellectual property, or to redesign or, in the case of trademark claims, rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible, or if possible, may be time-consuming. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and adversely affect our business and financial condition.
We also hold patent and other intellectual property licenses from third parties for some of our products and on technologies that are necessary in the design and manufacture of some of our products. The loss of these licenses could prevent us from, or could cause additional disruption or expense in, manufacturing, marketing and selling these products, which could harm our business.
Our research and development and manufacturing processes are subject to federal, state, local and foreign environmental requirements.
Our research and development and manufacturing processes are subject to federal, state, local and foreign environmental requirements, including requirements governing the discharge of pollutants into the air or water, the use, handling, storage and disposal of hazardous substances and the responsibility to investigate and clean up contaminated sites. Under some of these laws, we also could be held responsible for costs relating to any contamination at our past or present facilities and at third-party waste disposal sites. These could include costs relating to contamination that did not result from any violation of law and, in some circumstances, contamination that we did not cause. We may incur significant expenses relating to the failure to comply with environmental laws. The enactment of stricter laws or regulations, the stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional expenditures, which could be material.
We may be unable to make strategic acquisitions without obtaining amendments to our credit agreement.
Our business plans historically included identifying, analyzing, acquiring, and integrating other strategic businesses. There are various reasons for us to acquire businesses or product lines, including providing new products or new manufacturing and service capabilities, to add new customers, to increase penetration with existing customers, and to expand into new geographic markets. The provisions of our credit agreement restrict us from undertaking certain acquisitions unless we are able to negotiate and obtain amendments with regard to those provisions. If we are unable to obtain the necessary amendments, we may miss opportunities to grow our business through strategic acquisitions.
In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring the amortization of acquisition expenses and acquired assets.

Additional tax expense or additional tax exposures could affect our future profitability and cash flow.
We are subject to income taxes in the United States and various non-U.S. jurisdictions. The domestic and international tax liabilities are dependent upon the allocation of income among these different jurisdictions. Our tax expense includes estimates of additional tax which may be incurred for tax exposures and reflects various other estimates and assumptions. In addition, the assumptions include assessments of our future earnings that could impact the valuation of our deferred tax assets. Our future results of operations could be adversely affected by changes in our effective tax rate which could result from changes in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation and rates, changes in generally accepted accounting principles, changes in the valuation of deferred tax assets and liabilities, the results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures. Corporate tax reform and tax law changes continue to be analyzed in many jurisdictions, including the potential impacts of any new United States tax laws, rules, regulations or policies, such as possible border-adjusted taxes on imported goods.
Our reported results may be adversely affected by increases in reserves for uncollectible accounts receivable.
We have a large balance of accounts receivable and have established a reserve for the portion of such accounts receivable that we estimate will not be collected because of our customers’ non-payment. The specific reserve is based on historical trends and current relationships with our customers and providers. Changes in our collection rates can result from a number of factors, including turnover in personnel, changes in the payment policies or practices of payors, changes in industry rates or pace of reimbursement or changes in the financial health of our customers. As a result of past changes in Medicare reimbursement regulations, specifically changes to the qualification processes and reimbursement levels of consumer power wheelchairs and custom power wheelchairs, the business viability of some of our customers may be at risk. Further, as National Competitive Bidding is implemented in additional areas, the number of start-up or new providers who have three-year contracted pricing will increase. Our reserve for uncollectible receivables has fluctuated in the past and will continue to fluctuate in the future. Changes in rates of collection, even if they are small in absolute terms, could require us to increase our reserve for uncollectible receivables beyond its current level. We have reviewed the accounts receivables, including those receivables financed through DLL, associated with many of our customers that are most exposed to these issues. If the business viability of certain of our customers deteriorates or our credit policies are ineffective in reducing our exposures to credit risk, additional increases in reserves for uncollectible accounts may be necessary, which could adversely affect our financial results.
The inability to attract and retain, or loss of the services of, our key management and personnel could adversely affect our ability to operate our business.
Our future success will depend, in part, upon the continued service of key managerial, research and development staff and sales and technical personnel. In addition, our future success will depend on our ability to continue to attract and retain other highly qualified personnel, including personnel experienced in quality systems and regulatory affairs. If we are not successful in retaining our current personnel or in hiring or retaining qualified personnel in the future, our business may be adversely affected. Our future success depends, to a significant extent, on the abilities and efforts of our executive officers and other members of our management team, such as our Chairman, President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer, as well as other members of our management team. We had significant turnover in our management team in recent years and cannot be certain that our executive officers and other key employees will continue in their respective capacities for any period of time, and these employees may be difficult to replace. If we lose the services of any of our management team, our business may be adversely affected.
Certain provisions of our debt agreements, our charter documents, and Ohio law could delay or prevent a sale or change in control.
Provisions of our credit agreement, our charter documents, and Ohio law may make it more difficult for a third party to acquire, or attempt to acquire, control of us even if a change in control would result in the purchase of our shares at a premium to market price. In addition, these provisions may limit the ability of our shareholders to approve transactions that they may deem to be in their best interest.
Difficulties in implementing or upgrading our Enterprise Resource Planning systems may disrupt our business.
We are in the process of upgrading our Enterprise Resource Planning, or “ERP,” system in Europe. The complexities and business process changes associated with such an ERP upgrade can potentially result in various difficulties including problems processing and fulfilling orders, customer disruptions and lost business. While we believe the potential difficulties associated with upgrading our primary ERP system in Europe have been addressed or can be mitigated, there can be no assurance that we will not experience disruptions or inefficiencies in our business operations as a result of the upgrade which could have a material adverse effect on our business, financial condition, liquidity or results of operations.
We May Experience Volatility in the Market Price of our Common Shares
The market price of our common shares may be influenced by lower trading volume and concentrated ownership relative to many other publicly-held companies. Because several of our shareholders own significant amounts of our outstanding common shares, our common shares are relatively less liquid and therefore more susceptible to price fluctuations than many other companies’ shares. If any one or more of these shareholders were to sell all or a portion of their holdings of our common shares at once or within short periods of time, or there was an expectation that such a sale was imminent, then the market price of our common shares could be negatively affected.